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                                                                        EX99.A5L
MINNESOTA LIFE                                   POLICY RIDER CHILDREN'S BENEFIT
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Minnesota Life Insurance Company . 400 Robert Street North . St.
Paul, Minnesota 55101-2098
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GENERAL INFORMATION
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This rider amends the group policy to which it is attached, and is subject to every term, condition, exclusion, limitation and provision of the group policy unless otherwise expressly provided for herein.

WHAT IS THE PURPOSE OF THIS RIDER?

This rider provides life insurance on the lives of the primary insured's eligible children. To obtain children's coverage under this rider, the primary insured must apply for children's coverage and pay an additional monthly charge.

WHAT MEMBERS OF THE PRIMARY INSURED'S FAMILY ARE ELIGIBLE FOR CHILDREN'S
COVERAGE?

The following members of the primary insured's family are eligible for insurance under this rider:

The primary insured's unmarried child or children, including stepchildren living in his or her household and children legally adopted, who

 (i)  are between the ages of 14 days and 23 years; and
 (ii) are dependent upon the primary insured for financial support.

Any child who, subsequent to the primary insured's certificate effective date, meets the requirements of this provision will become insured on the date he or she so qualifies.

DEATH BENEFIT
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WHAT IS THE AMOUNT OF LIFE INSURANCE ON EACH INSURED CHILD?

The amount of life insurance on each insured child is shown on the specifications page attached to the primary insured's certificate.

WHEN WILL THE DEATH BENEFIT BE PAYABLE?

We will pay the death benefit upon receipt of written proof satisfactory to us that a child insured under the rider died. All payments by us are payable at our home office. Proof of any claim under this rider must be submitted in writing to our home office.

TO WHOM WILL WE PAY THE PROCEEDS?

All proceeds payable under this rider will be paid to the primary insured.


MHC-94-18681                                                Minnesota Life 1
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ADDITIONAL INFORMATION
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WHEN DOES INSURANCE ON THE PRIMARY INSURED'S ELIGIBLE CHILDREN BECOME EFFECTIVE?

Insurance on the primary insured's eligible children becomes effective when the primary insured's completed application for children's coverage is approved by us; however, in no event will insurance on the primary insured's eligible children be effective before the primary insured's insurance under the group policy is effective.

WHAT IS THE MONTHLY COST TO THE PRIMARY INSURED FOR INSURANCE UNDER THIS RIDER?

The monthly cost to the primary insured for insurance under this rider is shown on the specifications page attached to the insured's certificate.

WHEN WILL THE PRIMARY INSURED'S ACCOUNT BE CHARGED?

On the first day of each certificate month, the monthly cost for insurance under this rider will be charged to the primary insured's account.

WHEN DOES INSURANCE ON AN ELIGIBLE CHILD TERMINATE?

Insurance on the life of a child insured under this rider will terminate on the earliest of:

1. the date the primary insured requests that insurance on his or her eligible children be terminated;
2. the date the child is no longer eligible for insurance under this rider;
3. the date the primary insured is no longer insured under the group policy.

WILL ACCOUNT VALUES ACCUMULATE FOR AN INSURED CHILD?

No. The insurance on an insured child will not accumulate account values.


     /s/Dennis E. Prohofsky              /s/Robert L. Senkler
          Secretary                           President


MHC-94-18681                                                Minnesota Life 2